EXHIBIT 99.1

OXiGENE Announces Granting of Orphan Drug Status in Europe for ZYBRESTAT in Ovarian Cancer

SOUTH SAN FRANCISCO, Calif., July 18, 2013 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, announced that the European Medicines Agency (EMA) has granted orphan drug designation for ZYBRESTAT® (fosbretabulin tromethamine) for the treatment of ovarian cancer. Orphan drug designation in the European Union (EU) is given to products that are designed for the diagnosis, prevention or treatment of rare diseases that are life-threatening or very serious. A disease is defined as rare in the EU if it affects fewer than five in 10,000 people. Granting of orphan drug designation in the EU provides companies with development and commercial incentives, including a period of market exclusivity, access to a centralized review process, protocol assistance (scientific advice) and waiving of marketing and post-marketing authorization fees.

OXiGENE is developing ZYBRESTAT as a potential treatment for patients with advanced ovarian cancer. Data from a randomized, two-arm Phase 2 clinical trial testing the combination of ZYBRESTAT and Avastin® (bevacizumab) to treat patients with advanced ovarian cancer could be available in early 2014, and, if positive, could provide the basis for a registration program.

"Obtaining orphan drug status for ZYBRESTAT in the EU is an important milestone in advancing OXiGENE's clinical strategy in ovarian cancer," said Peter Langecker, M.D., Ph.D., OXiGENE's Chief Executive Officer. "We are particularly excited about the ongoing GOG Phase 2 trial, as it is the first, and currently the only, randomized trial to test an anti-angiogenic therapeutic agent combined with a vascular disrupting agent in ovarian cancer, without including any cytotoxic chemotherapy. Both preclinically and clinically this combination has been shown to result in more significant reduction in blood flow that can starve and kill the tumor than either drug alone. Strategically it is important to note that in the EU Avastin® is already approved for the treatment of ovarian cancer as a single agent. We have been gratified by the broad interest in ZYBRESTAT within the worldwide oncology community, and look forward to advancing this program toward registration, either with the support of a corporate partner or on our own."

The Phase 2 clinical trial of ZYBRESTAT and Avastin, called GOG186I, is being conducted by the Gynecologic Oncology Group under the sponsorship of Cancer Therapy Evaluation Program of the National Cancer Institute. This trial is also being performed in collaboration with Genentech, the manufacturer of Avastin. A total of 107 patients with advanced, platinum-sensitive and resistant ovarian cancer have been enrolled in this trial at over 80 clinical sites in the US. The primary endpoint of the trial is progression-free survival, and the trial is designed to detect a level of reduction in the hazard ratio of arm 2 to arm 1 of 37.5%. This result would be comparable to an increase of 50% to 65% in the cumulative proportion of patients alive and progression-free at five months in the arm treated with ZYBRESTAT plus Avastin. Secondary endpoints include safety, overall survival and objective responses by treatment. OXiGENE expects that an interim efficacy analysis will be conducted during the third quarter of 2013. The company will remain blinded to the data from this interim analysis.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The Company's major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, and regulatory guidance relative to our clinical programs, achievement of our business and financing objectives, including the timing for an interim efficacy analysis and for receipt of preliminary data from the ongoing GOG 186I trial discussed in this press release, may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

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